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                                                        FILE NO. 70-8875


                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                       POST-EFFECTIVE AMENDMENT NO. 1
                              (AMENDMENT NO. 3)
                                     TO
                                   FORM U-1
              APPLICATION/DECLARATION WITH RESPECT TO (1) PROPOSED
              REVOLVING CREDIT FACILITY FOR NORTHEAST UTILITIES ("NU"), THE CONNECTICUT LIGHT AND POWER COMPANY ("CL&P") AND WESTERN MASSACHUSETTS ELECTRIC COMPANY ("WMECO") AND
              (2) INCREASES AND EXTENSIONS OF SHORT-TERM BORROWING LIMITS OF NU, CL&P, WMECO, PUBLIC SERVICE COMPANY
              OF NEW HAMPSHIRE, HOLYOKE WATER POWER COMPANY AND
              NORTH ATLANTIC ENERGY CORPORATION
                                   UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

            Northeast Utilities                 The Connecticut Light
    Western Massachusetts Electric Company      and Power Company
            174 Brush Hill Avenue               107 Selden Street
        West Springfield, MA  01090-0010        Berlin, CT 06037

 Holyoke Water Power Company        Public Service Company of New Hampshire
         Canal Street               North Atlantic Energy Corporation
       Holyoke, MA  01040           1000 Elm Street
                                    Manchester, NH  03015

           (Name of companies filing this statement and addresses of
                         principal executive offices)

                             NORTHEAST UTILITIES
                   (Name of top registered holding company)

                              Robert P. Wax, Esq.
                 Vice President, Secretary and General Counsel
                       Northeast Utilities Service Company
                                107 Selden Street
                                Berlin, CT  06037
                      (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to

Jeffrey C. Miller, Esq.       David R. McHale       Richard C. MacKenzie
Assistant General Counsel     Assistant Treasurer   Day, Berry & Howard
Northeast Utilities            - Finance            CityPlace I
Service Company               Northeast Utilities   Hartford, CT 06103-3499
107 Selden Street             Service Company
Berlin, CT 06037              107 Selden Street
                              Berlin, CT 06037


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     The Application/Declaration in this proceeding is hereby further amended as follows:

1. The first two sentences of Paragraph 2 are hereby amended and restated to read as follows:

     NU, CL&P and WMECO (sometimes, in the context of the Facility, called individually a "Borrower" and collectively "Borrowers") seek authorization to enter into a revolving credit agreement pursuant to which the Borrowers will be permitted to borrow from time to time, for a period of no more than 270 days, from one or more commercial banks or other lending institutions (the "Lenders") up to $313.75 million in the aggregate through a period ending three years after the closing date of the agreement. Each Borrower will have its own maximum borrowing limit under the Facility as follows: NU ($150 million), CL&P ($313.75 million) and WMECO ($150 million).


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned have duly caused this Amendment to be signed on behalf of each of them by the undersigned thereunto duly authorized.

Date:  January __, 1997       NORTHEAST UTILITIES
                              THE CONNECTICUT LIGHT AND POWER COMPANY
                              WESTERN MASSACHUSETTS ELECTRIC COMPANY
                              PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                              HOLYOKE WATER POWER COMPANY
                              NORTH ATLANTIC ENERGY CORPORATION





                         By:_________________________________
                              Jeffrey C. Miller
                              Assistant General Counsel
                              Northeast Utilities Service Company
                              Their Attorney